Exhibit 99.1

CONTACT:
Diana G. Purcel
Vice President & Chief Financial Officer
Famous Dave’s of America, Inc.
952-294-1300
diana.purcel@famousdaves.com

Famous Dave’s Reports 2004 Net Income of $3.5 Million, $0.29 Per Share

Fourth Quarter Net Income Totals $0.06 Per Share

     MINNEAPOLIS, March 2, 2005 — Famous Dave’s of America, Inc. (Nasdaq: DAVE) today reported net income of $705,000, or $0.06 per diluted share, on total revenue of $25.3 million for the fourth quarter ended January 2, 2005. In the prior year comparable period, the company reported a net loss of $777,000, or $0.06 per diluted share, on total revenue of $22.8 million. Results for the 2003 period included pre-tax impairment and restructuring charges of approximately $764,000, or $0.04 per diluted share, related to underperforming restaurants. For the 2004 fourth quarter, net sales for restaurants open year-round for 18 months or more increased approximately 4.0% compared with a 4.0% decline in the 2003 fourth quarter.

     For the fiscal year ended January 2, 2005, Famous Dave’s reported net income of $3.5 million, or $0.29 per diluted share, on total revenue of $99.3 million. Fiscal 2004 was a 53-week period. In comparison, in fiscal 2003, the company reported a net loss of $2.9 million, or $0.25 per diluted share, on total revenue of $97.7 million. Results for fiscal 2003 included pre-tax charges of approximately $6.4 million, or $0.34 per diluted share, related to losses in the Isaac Hayes Blues Clubs, costs associated with the divestiture of those clubs, and impairment charges on under-performing restaurants. For the year ended January 2, 2005, net sales for restaurants open year-round for 18 months or more increased 1.1% (calculated on a 52-week basis) compared with a 3.0% decline in 2003.

     David Goronkin, President and Chief Executive Officer, attributed the return to comparable store sales growth in 2004 to a sharp focus on operational excellence, in addition to the company’s use of limited-time offerings, a new advertising campaign supported by television in core markets, and a modest price increase implemented in the second half of the year. “We’re pleased with our improved financial performance in 2004,” said Goronkin. “Our 2004 results reflect the focus of our

2 — Famous Dave’s Reports 2004 Net Income of $3.5 Million, $0.29 Per Share

entire organization on our three main priorities; continuously improving operating integrity, brand development and improved financial performance.”

     Total revenue for 2004 benefited from strong growth in franchise royalties and franchise fees. Franchise royalties increased 61%, as the company realized full-year contributions from franchise-operated restaurants opened in 2003. The 74% increase in franchise fees reflects the addition of a net 12 new franchise restaurants in 2004, in addition to new development agreements that were signed during the year. Growth in franchise royalties, franchise fees and licensing and other revenue more than offset a decline in 2004 restaurant sales resulting from the sale of three and the closing of two company-owned restaurants in 2003.

     Net income in 2004 benefited from lower labor and benefits costs, lower operating expenses and the previously mentioned menu price increase, all of which helped offset the impact of higher commodity costs. “During 2005, we anticipate continued commodity price pressure on our core proteins,” said Goronkin, “but we believe we can mitigate the impact by utilizing higher margin limited time offerings and through continued emphasis on building our adult beverage sales.”

     Goronkin continued, “We are on our way to becoming the category-defining brand in barbeque. We enter 2005 with positive momentum, with a continued focus on the fundamentals, thus positioning us for further profitable growth.”

     Famous Dave’s opened three franchise-operated restaurants during the fourth quarter, and ended the year with a system-wide total of 104 restaurants, including 38 company-owned restaurants and 66 franchise-operated restaurants, in 24 states. During 2005, Famous Dave’s anticipates opening 25-30 franchise-operated restaurants, and up to two company-owned restaurants, and had commitments to build an additional 159 franchise-operated restaurants in place as of January 2, 2005.

3 — Famous Dave’s Reports 2004 Net Income of $3.5 Million, $0.29 Per Share

The company is hosting a conference call tomorrow, March 3, 2005, at 10:00 am CT to discuss its fourth quarter 2004 financial results, and invites all those interested in hearing management’s discussion of the quarter to join the conference call by dialing (800) 374-1553. A replay will be available for one week following the call by dialing (800) 642-1687, conference ID 3340206. Participants may also access a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

Famous Dave’s of America, Inc. (NASDAQ:DAVE) develops, owns, operates and franchises barbeque restaurants. As of March 2, 2005, the company owned 38 locations and franchised 70 additional units in 24 states, and had signed development agreements for an additional 155 franchise locations. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items, sandwiches and unique desserts.

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.

(Financial Statements and Supplemental Financial Information Follow)

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 2,	December 28,	January 2,	December 28,
	2005	2003	2005	2003
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Revenue:
Restaurant sales, net	$22,120	$20,734	$89,176	$91,500
Franchise royalty revenue	2,089	1,332	7,353	4,567
Franchise fee revenue	629	384	1,977	1,139
Licensing and other revenue	469	372	819	534

Total revenue	25,307	22,822	99,325	97,740

Costs and expenses:
Food and beverage costs	7,003	6,607	27,995	28,014
Labor and benefits	6,868	6,571	26,472	27,586
Operating expenses	5,668	5,885	22,005	23,376
Total depreciation and amortization	1,243	1,156	4,549	4,840
Asset impairment and restructuring charges	—	764	—	4,238
Pre-opening expenses	—	—	—	543
General and administrative	3,138	2,551	10,939	9,336

Total costs and expenses	23,920	23,534	91,960	97,933

Income (loss) from operations	1,387	(712)	7,365	(193)

Other income (expense):
Interest (expense)	(440)	(508)	(1,901)	(1,876)
Interest income	100	52	326	215
Other expense, net	(232)	(32)	(392)	(667)
Equity in loss of unconsolidated affiliate	—	—	—	(2,155)

Total other income (expense)	(572)	(488)	(1,967)	(4,483)

Income (loss) before income taxes	815	(1,200)	5,398	(4,676)

Income tax (expense) benefit	(110)	423	(1,900)	1,778

Net income (loss)	$705	$(777)	$3,498	$(2,898)

Basic and diluted net income (loss) per common share	$0.06	$(0.06)	$0.29	$(0.25)

Weighted average common shares outstanding - basic	11,344	12,137	11,858	11,772

Weighted average common shares outstanding - diluted	11,722	12,137	12,222	11,772

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
RESTAURANT OPERATING RESULTS AS A % OF NET RESTAURANT SALES
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 2,	December 28,	January 2,	December 28,
	2005	2003	2005	2003
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks
Food and beverage costs	31.7%	31.9%	31.4%	30.6%
Labor and benefits	31.0%	31.7%	29.7%	30.1%
Operating expenses	25.6%	28.3%	24.7%	25.6%
Depreciation & amortization	5.1%	5.2%	4.7%	5.0%
Asset impairment and restructuring charges	—	3.7%	—	4.6%
Pre-Opening expenses	—	—	—	0.6%

Total costs and expenses	93.4%	100.8%	90.5%	96.5%
Income from restaurant operations	6.6%	(0.8)%	9.5%	3.5%

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JANUARY 2, 2005 AND DECEMBER 28, 2003
(in thousands)
(unaudited)

	January 2,	December 28,
	2005	2003
ASSETS
Current assets	$19,798	$16,350
Property, equipment and leasehold improvements, net	44,664	47,147
Other assets	7,481	10,270

Total assets	$71,943	$73,767

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$9,041	$7,309
Long-term obligations	19,559	19,586
Shareholders’ equity	43,343	46,872

Total liabilities and shareholders’ equity	$71,943	$73,767

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 2,	December 28,	January 2,	December 28,
	2005	2003	2005	2003
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Weighted average weekly net sales:
Company-Owned	$41,595	$39,121	$44,164	$42,491
Franchise-Owned	$49,949	$45,744	$51,538	$47,400
Comparable net sales:
Company-Owned	4.0%	(4.0)%	1.1%	(3.0)%
Franchise-Owned	(0.9)%	(5.0)%	(1.9)%	(6.3)%
Total number of restaurants:
Company-Owned	38	38	38	38
Franchise-Owned	66	54	66	54

Total	104	92	104	92